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As filed with the Securities and Exchange Commission on October 16, 2002

Registration No. 333-41130

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
 Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LONE STAR TECHNOLOGIES, INC.
(and certain subsidiaries named in footnote (*) below)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2085454 (I.R.S. Employer Identification No.)
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248
P.O. Box 803546
Dallas, Texas 75380
(972) 770-6401
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	Rhys J. Best
Chairman of the Board, President
and Chief Executive Officer
Lone Star Technologies, Inc.
15660 North Dallas Parkway, Suite 500
Dallas, Texas 75248
P.O. Box 803546
Dallas, Texas 75380
(972) 770-6401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David E. Morrison
Jeffrey S. McFall
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
(214) 855-8000 (phone)
(214) 855-8200 (fax)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

(*)
The following subsidiaries of Lone Star are co-registrants for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder and are incorporated in the states and have the I.R.S. Employer Identification Numbers indicated: Lone Star Steel Company, a Delaware corporation (75-0399517); Fintube Technologies, Inc., an Oklahoma corporation (75-2848958).

        This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF COMMON STOCK

        We are hereby amending our registration statement on Form S-3 (Registration No. 333-41130) by deregistering 425,000 shares of the common stock of Lone Star Technologies, Inc. which were previously registered pursuant to this registration statement for resale by Alpine Capital, L.P., a stockholder of Lone Star. The 425,000 deregistered shares include all unsold securities owned by Alpine Capital which are covered by the registration statement. We are deregistering the deregistered shares as a result of the election by Alpine Capital not to sell any such shares at this time.

        We are deregistering only those securities covered by the registration statement which are owned by Alpine Capital. Consequently, undesignated securities having a total dollar amount of $114,037,500 remain registered for Lone Star pursuant to this registration statement.

EXPLANATORY NOTE ABOUT THE REMAINING REGISTERED SECURITIES

        We previously registered undesignated securities having an initial total offering price of up to $250,000,000 under this registration statement. On May 8, 2001, Lone Star sold 1,150,000 shares of its common stock in an underwritten offering. The underwriting agreement for the 2001 offering provided that the underwriter would purchase the shares from Lone Star for a net purchase price of $44.21 per share but did not provide for a fixed offering price to the public. As delivery of the shares to the public commenced on May 8, 2001, the total offering price of the 2001 offering is assumed to be $51,462,500, which is the product of (1) $44.75, the per share closing price of Lone Star common stock reported in the consolidated reporting system of the New York Stock Exchange on May 8, 2001, and (2) 1,150,000, the number of shares sold.

        On April 26, 2002, Lone Star sold 3,250,000 shares of its common stock in an underwritten offering in which the fixed offering price to the public was $26.00 per share. The total offering price of the 2002 offering was $84,500,000, which is the product of (1) $26.00, the fixed per share offering price to the public, and (2) 3,250,000, the number of shares sold.

        The total dollar amount of undesignated securities which remain registered pursuant to this registration statement is $114,037,500, which is equal to (1) $250,000,000, the total dollar amount originally registered, minus (2) $135,962,500, which is the sum of (a) $51,462,500, the total offering price of the 2001 offering, and (b) $84,500,000, the total offering price of the 2002 offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 14, 2002.

LONE STAR TECHNOLOGIES, INC. (REGISTRANT)
By:	/s/ RHYS J. BEST* Rhys J. Best Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective-Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RHYS J. BEST* Rhys J. Best	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	October 14, 2002
/s/ CHARLES J. KESZLER* Charles J. Keszler	Vice President-Finance and Treasurer (principal financial and accounting officer)	October 14, 2002
/s/ FREDERICK B. HEGI, JR.* Frederick B. Hegi, Jr.	Director	October 14, 2002
/s/ ROBERT L. KEISER Robert L. Keiser	Director	October 14, 2002
/s/ ROBERT KELLEY Robert Kelley	Director	October 14, 2002
/s/ M. JOSEPH MCHUGH* M. Joseph McHugh	Director	October 14, 2002
/s/ THOMAS M. MERCER, JR.* Thomas M. Mercer, Jr.	Director	October 14, 2002
/s/ ALFRED M. MICALLEF* Alfred M. Micallef	Director	October 14, 2002
/s/ JERRY E. RYAN* Jerry E. Ryan	Director	October 14, 2002
*By:	/s/ ROBERT F. SPEARS Robert F. Spears Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Fintube Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 14, 2002.

FINTUBE TECHNOLOGIES, INC. (REGISTRANT)
By:	/s/ LARRY J. SIMS* Larry J. Sims President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ LARRY J. SIMS* Larry J. Sims	President (principal executive officer)	October 14, 2002
/s/ BETH B. HOOD Beth B. Hood	Vice President-Finance and Treasurer (principal financial and accounting officer)	October 14, 2002
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board and Director	October 14, 2002
/s/ CHARLES J. KESZLER* Charles J. Keszler	Director	October 14, 2002
/s/ ROBERT F. SPEARS* Robert F. Spears	Director	October 14, 2002
*By:	/s/ RHYS J. BEST Rhys J. Best Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lone Star Steel Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 14, 2002.

LONE STAR STEEL COMPANY (REGISTRANT)
By:	/s/ W. BYRON DUNN* W. Byron Dunn Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ W. BYRON DUNN* W. Byron Dunn	President, Chief Executive Officer and Director (principal executive officer)	October 14, 2002
/s/ CHARLES J. KESZLER* Charles J. Keszler	Vice President and Treasurer (principal financial and accounting officer)	October 14, 2002
/s/ RHYS J. BEST Rhys J. Best	Chairman of the Board and Director	October 14, 2002
/s/ W.S. FOWLER* W.S. Fowler	Director	October 14, 2002
/s/ JOHN G. SHIVERS* John G. Shivers	Director	October 14, 2002
*By:	/s/ RHYS J. BEST Rhys J. Best Attorney-in-Fact

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DEREGISTRATION OF COMMON STOCK
EXPLANATORY NOTE ABOUT THE REMAINING REGISTERED SECURITIES
SIGNATURES
SIGNATURES
SIGNATURES